UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2019

BOXSCORE BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-165972	22-3956444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3675 West Teco Avenue, Suite 8
Las Vegas, Nevada 89118
(Address of principal executive offices)

Registrant’s telephone number, including area code: (855) 558-8363

1080 N. Batavia Street, Suite A

Orange, California Orange, California 92867

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

BoxScore Brands, Inc.

March 26, 2019

Item 2.01.	Completion of Acquisition or Disposition of Assets

On March 18, 2019, the Company approved of an asset sale of certain assets of the legacy MiniMelts™ business and operation for $350,000 in cash per the attached Exhibit 10.1, which was approved by a majority of shareholders. In 2018, Minimelts sales accounted for approximately $1,100,000 in revenue. Part of the proceeds from the sale will be used to retire certain lease obligations as well as for general operating purposes.

The Company will continue to pursue sales of MLB ice cream under the Major League Baseball license and additionally, leverage its vending assets to pursue new revenue streams and test concepts for new offerings at retail.

The Board of Directors has agreed to begin to explore the development of certain products in the Cannabis Industry with a focus on non-THC Cannabinoids in frozen desserts as well as other complimentary CBD product offerings though vending as well as online sales and direct to retail, under a new brand.

Item 3.02.	Unregistered Sales of Equity Securities.

On March 18, 2019, the Company issued a convertible promissory note (Exhibit 10.3) for $85,250 to an investor with an 8.0% rate of interest and a one (1) year maturity. The Company has the option to pre-pay the note (principal and accrued interest) in cash within the 1st 90 days from issuance at a 25% premium, and a 40% premium 91-180 days from the issuance date. Subsequent to 181 days, the Company shall have no right of prepayment and the holder may convert at a 40% discount to the prevailing market price. The note matures on December 11, 2019.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2019, the Board of Directors approved and appointed Michael P. Flanagan as CEO, President and Member of the Board of Directors of BoxScore Brands, Inc, (The “Company”) with an effective date of April 1, 2019.

Mr. Flanagan, 48, has been a consumer products executive since 2009 as Chairman and CEO of The Searchers Group LTD, based in New York, NY. During this time, Mr. Flanagan financed, developed and managed high growth consumer brands in the fashion, cosmetics and jewelry industries. These collective efforts generated new revenue across multiple brands, both in the United States and internationally. Prior to The Searchers Group, Mr. Flanagan was a Vice President with the Seaport group Investment Bank in New York. Mr. Flanagan holds a BA from Tulane University (1992) in New Orleans, LA and a Master’s in Business Administration (MBA) in Finance (2002) from New York University (NYU) in New York, NY

The Company and Mr. Flanagan entered into an employment agreement (Exhibit 10.2), effective April 1, 2019, for a period of two years, which may be extended by mutual consent. Mr. Flanagan in his capacity as Chief Executive Officer is entitled 10% of company revenue with a monthly guarantee of $10,000 as a non-recourse draw against sales. Mr. Flanagan will also receive a five (5) year warrant to purchase 3,0000,000 shares of common stock at $.07. The warrant will have a two-year, quarterly vesting schedule. The Employment Agreement may be terminated prior to such date, however, upon Mr. Flanagan’s death, disability, by the Company for Cause (as defined in the Employment Agreement), by Mr. Flanagan for Good Reason (as defined in the Employment Agreement) and voluntary termination by Mr. Flanagan other than for Good Reason upon 30 days’ notice. Upon termination by the Company for any reason other than Cause or by Mr. Flanagan for Good Reason, Mr. Flanagan will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for the remainder of the then-current term. Upon termination by reason of Mr. Flanagan’s death or disability, he will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for 1 year beginning 30 days after the date of termination. Upon termination by the Company for Cause or voluntarily by Mr. Flanagan for other than Good Reason, he will receive only accrued but unpaid salary through the date of termination.

Tyler J. Humphrey will continue his role as interim-Chief Financial Officer, exclusively and will no longer serve as Interim Chief Financial Officer.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated March 18, 2019, between BoxScore Brand, Inc. and MiniMelts USA
10.2	Employment Agreement, dated March 23, 2019, between BoxScore Brands, Inc. and Mr. Michael P. Flanagan
10.3	Promissory Note, dated March 18, 2019, between BoxScore Brands, Inc. and Investor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2019	Signed:	/s/ Tyler Humphrey
Tyler Humphrey
Interim Chief Financial Officer

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